SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                    FORM 8-K

                                 CURRENT REPORT

                         PURSUANT TO SECTION 13 OR 15(d)
                     OF THE SECURITIES EXCHANGE ACT OF 1934

         Date of Report (Date of earliest event reported): June 3, 2003

                 BANK UNITED CORP. LITIGATION CONTINGENT PAYMENT
                                  RIGHTS TRUST
               (Exact Name of Registrant as Specified in Charter)

        Delaware                     0-32301                    76-6168223
(State or Other Jurisdiction     (Commission File           (I.R.S. Employer
 of Incorporation)                Number)                    Identification No.)

3200 Southwest Freeway, Suite 1001, Houston, Texas                         77027
(Address of Principal Executive Offices)                              (Zip Code)


Registrant's telephone number, including area code: (713) 543-6958

                                 NOT APPLICABLE
          (Former Name or Former Address, if Changed Since Last Report)

Item 5.   Other Events.


         On June 3, 2003, the Bank United Corp. Litigation Contingent Payment Rights Trust (the "Litigation Trust") issued the press release attached as
Exhibit 99.1, which is hereby incorporated herein by reference. The press release relates to the May 7, 2003 oral argument before the U.S. Court of Appeals for the Federal Circuit (the "Appeals Court"), as well as the subsequent order (the "Order") of the Appeals Court denying plaintiffs-appellants Motion for Leave to File a Post-Argument Clarification (the "Motion"). The transcript of the oral argument is attached as Exhibit 99.2, the Order is attached as
Exhibit 99.3 and the Motion is attached as Exhibit 99.4, each of which is hereby incorporated herein by reference.



Item 7.   Financial Statements and Exhibits.

(c) The following exhibits are filed with this report:


            Exhibit Number                    Description

            99.1                              Press Release Issued June 3, 2003.

            99.2 Transcript of May 7, 2003 Oral Argument before the U.S. Court of Appeals for the Federal Circuit.

            99.3                              Order of the U.S. Court of Appeals
                                              for the Federal Circuit dated
                                              May 28, 2003.

            99.4                              Plaintiffs-Appellants Motion for
                                              Leave to File a Post-Argument
                                              Clarification Filed May 19, 2003.

                                   SIGNATURES

                  Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.



                                         BANK UNITED CORP. LITIGATION CONTINGENT
                                         PAYMENT RIGHTS TRUST


                                         By:  /s/: Salvatore A. Ranieri
                                            ---------------------------
                                         Name:  Salvatore A. Ranieri
                                         Title:  Litigation Trustee

Dated:   June 6, 2003

                                  Exhibit Index


            Exhibit Number                    Description

            99.1                              Press Release Issued June 3, 2003.

            99.2 Transcript of May 7, 2003 Oral Argument before the U.S. Court of Appeals for the Federal Circuit.

            99.3                              Order of the U.S. Court of Appeals
                                              for the Federal Circuit dated
                                              May 28, 2003.

            99.4                              Plaintiffs-Appellants Motion for
                                              Leave to File a Post-Argument
                                              Clarification Filed May 19, 2003.

                                                                    Exhibit 99.1
                                                                    ------------
                      [LOGO OF BANK UNITED CORP. LITIGATION
                        CONTINGENT PAYMENT RIGHTS TRUST]


JONATHON K. HEFFRON
Litigation Trustee
Tel.: (713) 543-6958
FAX: (713) 543-7744

SALVATORE A. RANIERI
Litigation Trustee
Tel.: (516) 873-0055
FAX: (516) 873-1155



                                  PRESS RELEASE

  BANK UNITED CORP. LITIGATION CONTINGENT PAYMENT RIGHTS TRUST ANNOUNCES FILING
              OF TEXT OF ORAL ARGUMENT ON THE PENDING APPEALS AND
                        DENIAL OF A POST ARGUMENT MOTION

Houston, Texas - June 3, 2003. On June 14, 2002, the Bank United Corp. Litigation Contingent Payment Rights Trust (NASDAQ: BNKUZ) (the "Litigation
Trust") announced plaintiffs' appeal of all rulings against them by the U.S. Court of Federal Claims to the U.S. Court of Appeals for the Federal Circuit (the "Appeals Court"). On June 28, 2002, the Litigation Trust announced the cross-appeal of the defendant federal government. The Appeals Court docketed the appeal and cross-appeal as Case Nos. 02-5132, -5137, Bank United vs. United States. The briefing on the appeal and the cross appeal was completed on November 27, 2002.

Oral argument took place on May 7, 2003 before a three judge panel of the Appeals Court comprised of Chief Judge Haldane R. Mayer, Judge Timothy B. Dyk, and Judge Sharon Prost. The case was submitted for decision following oral argument. It is not known when the Appeals Court will render decisions on the appeals. There are no time requirements or limits on the Appeals Court's actions.

An audio tape of the oral argument may be obtained by contacting the Administrative Office of the Court (Mr. Ronald McGruder, Howard T. Markey National Courts Building, 717 Madison Place, N.W., Washington, D.C. 20439; 202-312-3467) and ordering the May 7, 2003 oral argument in Bank United, et al.
v. United States, Nos. 02-5132-5137. There is a charge for the audiotape. The Litigation Trust will file a text of the oral argument transcribed from the Appeals Court audio tape by counsel for plaintiffs-appellants (which is believed to be an accurate and complete transcription) with the Securities and Exchange Commission (the "Text of Oral Argument").

On May 19, 2003, plaintiffs-appellants filed a Motion for Leave to File a Post-Argument Clarification (the "Motion") and their Post-Argument Clarification. By Order, dated May 28, 2003 (the "Order"), the Appeals Court denied the motion. No reasons were given for the denial.

The Litigation Trust (SEC File No. 000-32301) will file the Text of Oral Argument, plaintiffs'-appellants' Motion for Leave to File a Post-Argument Clarification and their Post-Argument Clarification, and the Appeals Court Order with the Securities and Exchange Commission, and the descriptions of the Text of Oral Argument, the Motion, and the Order are qualified in their entirety by reference to such Oral Argument, the Motion, and Order.

The Litigation Trust was formed in connection with the February 9, 2001 merger of Bank United Corp. with and into Washington Mutual, Inc. The Litigation Trust issued contingent payment rights certificates representing the right to receive a portion of the Litigation Trust's share of any monetary proceeds from any final judgment or settlement of the forbearance litigation brought by Bank United Corp., Bank United, and Hyperion Partners L.P. against the federal government.

Additional information about the lawsuit, the Litigation Trust, and the contingent payment rights certificates can be found in the registration statement on Form S-4 (Registration No. 333-49302) filed by the Litigation Trust with the Securities and Exchange Commission pursuant to the Securities Act of 1933, as amended, as well as in the reports filed by the Litigation Trust pursuant to the Securities Exchange Act of 1934, as amended.

                                                                    Exhibit 99.2
                                                                    ------------

                                  ORAL ARGUMENT
                          BANK UNITED V. UNITED STATES

                                   MAY 7, 2003

        CHIEF JUDGE MAYOR: Good morning. The first case this morning is 02-5132, Bank United v. United States. Mr. Taurman?

        MR. TAURMAN:  Good morning.  Jack Taurman for Appellants.
        I would like to focus first this morning on Plaintiffs' damages based on the cost of replacement capital, particularly in light of this Court's recent decision in LaSalle. In this case, the trial court found that Plaintiffs fully mitigated what the court found to be an egregious breach of contract. Plaintiffs fully mitigated, the trial court found, through four separate additions of replacement capital to Bank United that enabled Bank United to grow and earn the same amount of profits as it would have if the breach had not occurred.

        As to this part of the trial court's opinion, our disagreement with the trial court is on the cost of that replacement capital, and in that regard we rely on the expectancy standard of contract damages as recently endorsed in LaSalle.

         JUDGE DYK: But there is also an issue as to whether the payments that were made into the subsidiary were really necessary for mitigation. And why was it necessary two days before the end of the breach period to put $85 million into the subsidiary?

         MR. TAURMAN: Okay, Your Honor, I would be happy to address that. That is the preferred stock issued by Bank United, which was sold right at the end of the breach period. And the Government's argument is, well, that only mitigated two days of loss. And, Your Honor, I think that misconceives the mitigation finding in this case. The court was quite clear that --

         JUDGE DYK: But help me with the facts. Why, two days before the end of the breach period, why was it necessary at that point to put $85 million in to mitigate?

         MR. TAURMAN: It was necessary in order to put Bank United back on the path that the court found it would have been on absent the breach.

         Let me explain, Your Honor. This breach went on for three years, and the court viewed the breach and the loss and the mitigation in a cumulative basis. The question was what mitigation was necessary to restore the growth and profit plans of the thrift. It looked at the business plans, it looked at how much leverage capacity was taken away by the breach, $8 billion, and decided that it was reasonable at the end of the breach period for the thrift to add more capital to, again, take care of the cumulative effect of the breach, the breach that was continuing for three years.

         JUDGE DYK: Well, what was the evidence about the cumulative effect of the breach?

         MR. TAURMAN: Well, the evidence about the cumulative effect of the breach is the business plans that the court relied on in deciding that Bank United, but for the breach, would have gone on a certain path and that the business plans defined that path, and that the $85 million that was added at the end of the 1992 was necessary in order to restore that path to the thrift.

         JUDGE DYK: Well, I mean, that is an interesting general statement, but I am not sure I understand still why it was necessary. If it had happened, let's say, two months after the end of the breach period, would that have been appropriate mitigation too?

         MR. TAURMAN: Yes. I don't think this is a daily meter kind of question, Your Honor. And also it is a part of the imprecision that is created by the breach in this case. If the money had been added three months earlier or two months later is not that critical for purposes of the mitigation in the way the court approached this mitigation, which was what was necessary to put the thrift back on its non-breach path.
         Now, one way you can look at it, Your Honor, is that the breach took away $8 billion of leverage capacity over a three-year period. The $120 million, which includes the preferred stock, added about $4 billion of that back at the 3 percent FIRREA rate; the sub-debt mitigation added about $3 billion of the $8 billion back. So within the context of what the court was dealing with in terms of its approach to mitigation -- I mean, restoring leverage capacity was not the end of the mitigation, it was the means by which mitigation was occurring, and that is why this two-day argument kind of misses the point of what the mitigation was about, Your Honor.
         Now, we rely on the expectancy standard with respect to the cost of replacement capital, and the expectancy standard is clear: it requires an award that makes up the difference between the Plaintiffs' position absent the breach and the Plaintiffs' position because of the breach.

         JUDGE DYK: Well, basically what the breach did was to require you to borrow the money outside of the thrift instead of within the thrift, right?

         MR. TAURMAN: No, it required the raising of capital. Borrowing of money is not capital, Your Honor, that is using the leverage capacity.

         JUDGE DYK: Well, borrowing or equity infusion, whatever it is, the money had to be raised outside of the thrift and invest it in the thrift.

         MR. TAURMAN: As capital. Yes, Your Honor.

         JUDGE DYK: As capital. Right?

         MR. TAURMAN: And that helps replace the leverage capacity that would have existed without the need to put capital, not just borrowing, but actual equity capital into this thrift, which could then be leveraged to make more profits and to grow.

         JUDGE DYK: Okay. And so you say you raised capital outside of the thrift in two respects that are at issue on this appeal, one the $35 million capital contribution and then the $85 million preferred stock, right?

         MR. TAURMAN: Yes.
         JUDGE DYK: And you are saying that it was more expensive to raise that capital outside the thrift than within the thrift?

         MR. TAURMAN: Your Honor, the expectancy comparison is absent the breach and because of the breach. What we are saying is that --

         JUDGE DYK:  No, but is the answer to my question yes or no?

         MR. TAURMAN: Yes, it was more expensive in comparison to the absent-the-breach position.

         JUDGE DYK: Okay. And so what proof was there as to what the cost of raising the $85 million within the thrift would have been?

         MR. TAURMAN: I don't know what you mean by raising it within the thrift, Your Honor.

         JUDGE DYK: By using the leverage capacity within the thrift absent the breach to borrow that money.

         MR. TAURMAN: Your Honor, there was no leverage capacity within the thrift that could replace the leverage capacity that was taken away.

         JUDGE DYK: Well, that's what I'm talking about, that you replaced the leverage capacity that was taken away by a capital infusion into the thrift.

         MR. TAURMAN: Yes.
         JUDGE DYK:  Instead of borrowing at the thrift level, right?

         MR. TAURMAN:  Yes.

         JUDGE DYK: So what was the evidence that it was more expensive to raise the capital outside the thrift than to raise it within the thrift? With respect to the sub-debt situation, you had evidence that it cost more to raise that money outside the thrift than within the thrift. What was the evidence of that sort with respect to the $35 million and the $85 million?

         MR. TAURMAN: Well, the evidence with respect to the $85 million is the dividends that were paid. Absent the breach, those dividends would not have had to have been paid. That is the greater expense. That is the expectancy standard. Absent the breach, no dividends; with the breach, dividends. That is the greater expense.

         JUDGE DYK: But if you had raised the money at the thrift level, there still would have been a cost to that.

         MR. TAURMAN: We are raising the money at the thrift level by selling preferred stock, and the dividends are the costs.

         JUDGE DYK: Well, the dividends are the cost, but that is not the total expense, because you would have had to incur a cost to raise the $35 million at the thrift level.

         MR. TAURMAN: Well, if you are referring, Your Honor, to the fact that if you wanted to borrow the $85 million, --

         JUDGE DYK: Right.

         MR. TAURMAN: -- you would have a cost of funds.

         JUDGE DYK:  Correct.

         MR. TAURMAN: All right. I am now with you, Your Honor.
         In connection with the preferred stock, the argument is that that added cash that wouldn't have existed absent the breach, and that there should be a credit against the cost of the dividends for the cash that the preferred stock added, and in LaSalle it was quite clear that the court required a credit for the cash that was added to replace the supervisory goodwill. In our case, we are replacing not supervisory goodwill, but a capital plan.

         JUDGE DYK: But what was your evidence that it was more costly to raise the money outside the thrift than within the thrift?

         MR. TAURMAN: Well, Your Honor, with respect to that, the preferred stock rate was 10.12 percent. That was the dividend rate on the preferred.
The cost of borrowing within the thrift was about 5 percent.

         JUDGE DYK:  Short-term.

         MR. TAURMAN: Well, the money was used to replace what are called FHLB advances.
         JUDGE DYK:  Did you have testimony about that, making that comparison?

         MR. TAURMAN:  No, Your Honor, we did not.

         JUDGE DYK:  Why not?  Why not?

         MR. TAURMAN: Well, the case was pursued on a lost profits claim, which made that not particularly a relevant point, but it is in the documentation.

         JUDGE DYK: So there is no testimony in the record about the extra costs of the $85 million over and above what it would cost to borrow that money within the thrift.

         MR. TAURMAN: That is correct. We would seek a remand for that point, Your Honor.
         Now, there is one point about LaSalle that is absolutely critical, and as my time runs out, I would like to address it, and that is that the Government suggests that the profits from leveraging the replacement capital need to be credited against the cost of that capital. Now, it is true in LaSalle that the court required a credit against the thrift's lost profits, because by definition lost profits do not include losses avoided by mitigation. But to require such a credit against the cost of replacement capital would violate the expectancy standard. And this is an absolutely critical point.
         The profits made possible by the replacement capital in LaSalle merely substituted for the profits that would have been made possible with the disallowed supervisory goodwill. So in expectancy terms, the leveraging benefit is there either way; it is there absent the breach with the supervisory goodwill and it is there after the mitigation with the replacement capital. The difference in the situation -- and, again, this is a key point not just in this case, but in all these Winstar cases -- the difference between the but for situation and the after the breach situation is the cost; in the case of LaSalle, the dividends that had to be paid. So if, as the Government suggests, the profits are offset against the costs, we will not be fully compensated. No Winstar plaintiff who put in replacement capital can be fully compensated.

         JUDGE DYK: I'm confused about the $35 million. Again, we have a situation --

         MR. TAURMAN:  Your Honor, I -- go ahead.

         JUDGE DYK: We have a situation where the $35 million was raised outside the thrift, and you said that the people who put the money in expected a 20 percent return. Was there any evidence as to what it would have cost to borrow the money outside the thrift, the way it was done with the subdebt?

         MR. TAURMAN: No, Your Honor.

         JUDGE DYK: Okay.

         MR. TAURMAN: If there is a cash offset to be applied in this case, it would have to be pursuant to a remand, because we do not think it is appropriate in light of the facts of this case. But there is no cost of funds savings that has been calculated in this case for that.

         JUDGE DYK: So you put in no testimony about the excess borrowing cost that you incurred by having to infuse the money into the thrift instead of borrowing $35 million at the thrift.

         MR. TAURMAN: There was no testimony on that point; there is documentary evidence, Your Honor. I am into my rebuttal time.

         CHIEF JUDGE MAYER: Well, we are going to give you your full rebuttal time. You can close out your -- what is the documentation?

         MR. TAURMAN: The documentation is, number one, the offering circular that is JX-7, which contains not only the statement -- this is the offering statement for the preferred stock -- which contains full financial statements and shows what the borrowings of this thrift were, what its borrowing costs were by category, and shows that, for example, in 1992, with respect to the preferred stock, which was going to be used to replace certain liabilities called Federal Home Loan Bank advances, the cost of those funds was about 5 percent. So clearly the thrift was not selling preferred stock and paying 10.12 percent to the preferred stockholders simply to get cash that cost it only 5 percent. That is a losing proposition.

         JUDGE DYK: But there was no testimony that the comparison between the 10 percent cost of borrowing long-term, that it was appropriate to compare that cost with the short-term borrowing cost of 5 percent.

         MR. TAURMAN: That is correct, Your Honor. And the reason this came up is that the trial was on the basis of lost profits. The court decided that the bank would not have grown any more than it did absent the breach and --

         JUDGE DYK: Well, was there anything that prevented you, at the trial, from putting in an alternative theory about the cost of borrowing?

         MR. TAURMAN: Definitely not, Your Honor. But when the court issued its opinion --

         JUDGE DYK: Well, why didn't you do it?

         MR. TAURMAN: Well, because, Your Honor, it would be the total antithesis of what this company believed would have happened absent the breach. But you are right, Your Honor, there was nothing that prevented us from doing it, but once the court issued its opinion and -- if it was right about lost profits, it was right about mitigation -- and it said in its opinion this is all you have proven. And we said after the trial, no, Your Honor, here it is in the record, this is what we have proven to be the cost of the mitigation that you have found that we didn't argue for, the Government didn't argue for. The court found a result in this case that, if he is right, we are entitled to these costs.

         JUDGE DYK: So it kind of looks as though what happened is that you lost on the lost profits theory as a factual matter, and then you said, "Uh-oh, we should have argued extra cost of capital," and you came in after the trial was over with --

         MR. TAURMAN: Your Honor, that's not fair.

         JUDGE DYK: Wait. -- and tried to present that theory. That's not true?

         MR. TAURMAN: That's not true, Your Honor. And what the trial court said in its opinion was, "I reject your lost profits, you mitigated; you'd be entitled to the costs that you've proven in this case, but you didn't prove them, so I'm not going to give you the 8.8." We filed a post-trial motion that said, "No, Your Honor, we did prove those costs, and here they are," except for the $15 million in dividends that were paid at the time of the trial and after the trial.
         Your Honor, this is not unfair to the Government. All we are doing is asking that the court's ruling be properly applied under expectancy damages standards as set forth in our brief. He said we didn't prove the costs that he said we were entitled to, and we believe we did, and that is why we are before this Court.
         I think I have run out of time.  Thank you.

         CHIEF JUDGE MAYER:  Ms. Davidson?

         MS. DAVIDSON: May it please the Court. There are two principal issues raised by this appeal: first, whether the trial court erred in rejecting the Appellants' post-judgment claims for alleged additional costs of mitigation, and, second, whether the Appellants are entitled to any amount for the capital raising of $85 million in 1992.
         Now, the Appellants' claim for alleged increased costs for the infusion, the transfer of $35 million from within the corporate family contains two components: (1) they want the $35 million, even though the trial court made a factual finding that they never lost it. And they don't dispute that factual finding, they just say they didn't want to mitigate, so they shouldn't be deducted for any amount. And the second component is that they want what they call the alternative lost opportunity costs on the $35 million. Now, of course, they put the $35 million into their thrift, which the record shows and they claim was earning an actual return on its equity of between 24 and 28 percent.

         JUDGE PROST: So are you acknowledging that they are entitled to something, it's just that whatever they are entitled to would have been offset by what they actually earned and, therefore, there is actually no cost here?

         MS. DAVIDSON: I mean, they would have been entitled to their transaction costs of transferring the $35 million to the thrift; and that is what the trial court noted in their opinion, they had failed to offer any evidence of any actual costs of transferring the $35 million from the holding company down to the thrift.

         JUDGE PROST: Well, wouldn't they be entitled to a reasonable rate of return on their $35 million, not just the transaction costs?

         MS. DAVIDSON: Well, they didn't lose their $35 million; they always had their $35 million.

         JUDGE PROST: I'm not talking about the actual $35 million. I'm talking about a rate of return on the $35 million. If they hadn't put it into the bank, they could have invested it at a rate of 4 percent, 5 percent ....

         MS. DAVIDSON: But when they put it into the bank, they didn't put it into a vault; they put it into the bank and what that did -- and they admit this -- that restored the leveraging capacity, which is all the contract gave them; plus it gave the thrift $35 million which the thrift could invest in anything it wanted.

         JUDGE DYK:  I think what Judge Prost may be --

         MS. DAVIDSON: And as the sole owner, they would receive the proceeds.

         JUDGE DYK: I'm sorry. I think what Judge Prost may be asking about is the differential cost of raising that capital outside the thrift and the cost of raising it within the thrift. With respect to the $110 million of subdebt, the court awarded, and you are not challenging, that they had to pay a higher interest rate to finance the subdebt outside of the thrift than they would have within the thrift. And the question is if the breach caused them to incur increased costs of raising the capital, why wouldn't they be entitled to the increased costs of raising the capital outside the thrift as opposed to within the thrift, just as the court awarded it with respect to the subdebt?

         MS. DAVIDSON: Well, they might be entitled to net increased financing costs, however -- and we did not appeal the finding that they incurred an increase in financing costs on the subdebt, as you point out, and, therefore, we don't contest $4.9 million of the judgment. However, with respect to the $35 million that was infused, they don't seek any amount to which they would be entitled. They received all the proceeds from the $35 million that was in the thrift. The only amount that they claim is exactly the same as the hurdle rate that this Court rejected in LaSalle, the 20 percent expected return that they claim they would have earned on the $35 million if they had invested it elsewhere --

         JUDGE DYK: But that is not addressing the increased cost of raising the capital outside the thrift, just the way it was awarded with respect to the subdebt. Now, they may not have raised the issue properly, they may not have put in evidence, but as a theoretical matter, if it cost them more money to raise money outside the thrift than within the thrift with respect to the $35 million, they would be entitled to that differential cost, wouldn't they?

         MS. DAVIDSON: Well, under the principle of least cost mitigation, if they had raised the capital and in some way incurred a greater cost than they actually incurred in transferring the $35 million within the corporate family, then they are not entitled to that greater cost; they are required to mitigate at the least cost. And they haven't demonstrated any recoverable cost for the transfer of the $35 million. All they are claiming --

         JUDGE DYK: But if they did establish that it cost them more to raise the $35 million outside the thrift than by having the thrift borrow the money, as a theoretical matter -- they may not have raised it properly -- as a theoretical matter, they would be entitled to that differential.

         MS. DAVIDSON: If they had raised the $35 million outside the thrift, if they had borrowed it, they might be entitled, if they incurred a net increase in financing costs through borrowing. If they raised the capital through a capital raising, as they did in 1992, then they would only be entitled to their transaction costs pursuant to this Court's decision in Cal Fed. In fact, the 1992 capital raising, which we do not believe was even necessary to mitigate the effects of the breach, the Appellants concede in their brief several times that that was a fairly priced transaction, and what that means is that when they raised the $85 million, they received $85 million in cash and the investors who gave them the $85 million received a promise that was worth exactly $85 million, and that's what they mean when they say it was fairly priced.
         Their only complaint is that the mitigation did not exactly restore them to their pre-breach position. But the Supreme Court has held that the Winstar plaintiffs, or any thrifts, are required to abide by the current law; they are required to recover damages. And every court, this court and certainly every judge in the Court of Federal Claims, has held that replacement is possible for any promise of a lower capital ratio. So the fact that they could not recover -- in fact, they ended up in a much better position because their transaction costs were covered, they fully mitigated the loss of the leveraging capacity. They admit that. And they have a more profitable bank; their bank had $35 million more -- or plus $85 million if you count that 1992 transaction -- that could be invested, that could be invested in any kind of assets they wanted, including their wholesale strategy, if they had had one.

         Now, with respect to lost profits, I just would like to emphasize that the trial court made a factual finding after a six-week trial with copious exhibits, testimony by every corporate officer that they never lost any profitable opportunity they wished to pursue, and the Appellants have not shown that that factual finding was clearly erroneous.

         JUDGE PROST:  Let me ask you about the $3.9 million.

         MS. DAVIDSON:  Yes.

         JUDGE PROST: As I read it -- so tell me why I am wrong -- I mean, your main argument is the two days, and so the harm was immaterial because it was only a two-day period. As I understood the trial court here, the trial court seemed to reject that because it found that the cost of doing this started in '89, and so it said fair game, in essence, because they have been working at this for three years. It just happens by coincidence that the time ran out two days beforehand. But they relied on the fact that this process began in 1989. What is your response to that?

         MS. DAVIDSON: Well, the trial court never really explained its award of the 1992 transaction costs. The Appellants claimed throughout the trial that that wasn't mitigation; they never claimed that that was mitigation, they disavowed it. The Government took the position that if the court determined it was mitigation, they were only entitled to their transaction costs.

         JUDGE PROST:  Right.

         MS. DAVIDSON: But we didn't concede that it was mitigation.
         It is not just the two days, it is the fact that throughout 1992 the capital level, even under their interpretation of the agreement, which we believe to be incorrect, the capital level was the same as FIRREA, it was basically 3 percent. So the trial court made a factual finding which is inconsistent with its award of the $3.9 million. The trial court made a factual finding that throughout 1992 the difference between the but-for world and the real world was insignificant and immaterial, because under their interpretation of the contract the capital requirement would have been at 3 percent. I mean, there was like a slight difference throughout the year because it is calculated a little differently, it is a very slight difference. And they were way above it; they had ample capital.
         They didn't have enough opportunities to acquire assets. So over the three years during which they claimed that they were entitled to a lower capital level, they couldn't find enough assets to buy that met their criteria, and so they suffered from initially having excess capital and then having excess cash, because they received cash from the RTC and they didn't have anyplace to spend it, they couldn't find enough assets to buy.

         But the point is that it is not just the two days, it is that throughout 1992 they were unaffected by the breach. You could say it was a nominal breach because it had reached the level of FIRREA.

         JUDGE PROST: But it began to incur these transaction costs, it started the transaction back in 1989. I thought that's why the trial court thought they ought to be awarded the transaction costs, because this was irrespective of what happened in 1992; this all began in 1989.

         MS. DAVIDSON: Well, the breach occurred in1989, but, of course, mitigation can occur at any time. I mean, in LaSalle, the capital infusion that was considered to be too remote from the breach occurred years and years before the end of the contract period. The contract in that case would have gone through to at least two thousand and some teens, or maybe 2020. But the court held that that additional $800 million in capital infusion, which was just a few years after the breach, was excessive, that the $300 million which was closer to the breach was sufficient to mitigate the effects of the breach. And that was the reason for the remand, to recalculate damages excluding that second capital infusion.

         JUDGE PROST:  But we're talking about transaction costs here.

         MS. DAVIDSON: Well, that's what the court awarded. That's correct. But the transaction --

         JUDGE DYK: When were the transaction costs incurred with respect to the 1992 capital infusion of $85 million? When were those transaction costs incurred?

         MS. DAVIDSON: They would have been incurred during, I think, the last half of 1992, toward the end of 1992, while they were preparing to raise capital and did raise capital. I don't know the exact dates, but -- they didn't incur them exactly on the day they raised the capital, but during that period. It didn't take them very long to raise capital.
         With respect to the cost of replacement claim that the Plaintiffs presented at trial, it was purely hypothetical, and this Court has made it crystal clear in its decisions in LaSalle and CalFed. that hypothetical damages models are not appropriate for an award of damages.

         JUDGE DYK: I have one other question. You also argue that Judge Smith, in his original liability decision, misinterpreted the contract, and there is a lot of discussion about that. But I am very confused as to what the consequence of agreeing with your contract interpretation are. Is there any proof that these costs were not incurred as a result of incurring the liabilities of the failed thrift?
         MS. DAVIDSON: I'm not sure which costs you're talking about, but it is true that our contract interpretation argument need not be addressed if the Court agrees with us on the damages.

         JUDGE DYK: Well, no, no, no, that's not the question. I understand the contract interpretation argument, but it is totally abstract in my view because I don't see that you show that if your interpretation of the contract is adopted, that that would change anything.

         MS. DAVIDSON: Well, it would change everything except for the subdebt. The subdebt was a separate breach, and we don't contest that.

         JUDGE DYK: Well, what is the proof that it will change everything? MS. DAVIDSON: Because --

         JUDGE DYK: Did you put in any evidence that it would change everything?

         MS. DAVIDSON: Well, we put in evidence to support our interpretation of the contract.

         JUDGE DYK: No, no. What is the answer? Did you put in evidence that if your interpretation had been adopted, that there wouldn't have been any damages?

         MS. DAVIDSON: Yes. There was extensive testimony at the trial, as Mr. Taurman noted, extensive testimony about the Plaintiffs' lost profit claim. Plaintiffs' lost profit claim assumes --

         JUDGE DYK: That's not answering my question. Did someone stand up and say, if we interpret this contract differently, there wouldn't have been any damages?

         MS. DAVIDSON: Yes. Our experts testified that there wouldn't be lost profits damages.

         JUDGE DYK: As a result of the contract interpretation?

         MS. DAVIDSON: Yes, under our interpretation. Because their interpretation assumes --

         JUDGE DYK:  Where do I find that?

         MS. DAVIDSON: I will provide you with the citations. It is cited in the Appendix.

         CHIEF JUDGE MAYER: Why don't you bring it when you come back up for reply? Bring these cites.

         MS. DAVIDSON: Okay.

         MR. TAURMAN: Thank you, Your Honors.
         Let me say that one point I want to make is that the transaction costs affirmance in CalFed, which was affirmance of a fact-finding in that case, was not a statement of the law, and that LaSalle is a statement of the law, and LaSalle rejected categorically the theory that transaction costs are the only recoverable damages for replacement capital. That is --

         JUDGE DYK: You also get the extra costs of raising the capital outside the thrift if in fact you raised the issue properly.

         MR. TAURMAN: Well, I think -- yes, I think we did raise it, and, of course, the Government argued to the trial court, "Don't let them put on this evidence," and I don't think the trial court abused its discretion in light of its opinion to say, "I think this is appropriate to consider at this time on the merits," which he in fact did.
         I think that also the question that you are raising, Your Honor, is appropriately considered in the terms of what we refer to in the brief as a cash offset, that is, the replacement capital brought in cash that could be used to pay off the liabilities, and that is the context in which we have briefed the issue.
         On the other question that was discussed, about whether the profits from leveraging replacement capital should be credited against the cost of that capital, which I say is a critical issue, it is addressed in our briefs at page 40-42 on the duplication of returns rationale that the trial court adopted. We believe that rationale violates the expectancy standard and would under-compensate Winstar plaintiffs across the board.
         Now, it is true that the court in LaSalle found that the hurdle rate of the supplier of the capital was not a good measure of the dividends that would have been paid, but it did not require the leveraging profit credit against the costs as it did require against the profits.
         Now, with respect to the forbearance, there is no testimony at trial about the effect of different interpretations of the forbearance on our profits. Judge Turner made it clear several times through the trial that he was accepting Judge Smith's interpretation. There was evidence that was presented as to the purpose --

         JUDGE DYK: Did they make a proffer of what they would show under a different interpretation?

         MR. TAURMAN: No. The interpretation was set in the damages trial. Judge Turner made it clear that he was not going to rule inconsistently with Judge Smith. Now, he went on to hear testimony on foreseeability regarding the purpose of the forbearance, and in that regard he then issued an opinion in which he made findings about the purpose of this forbearance, including the fact that lost profits were foreseeable from its breach, which is directly inconsistent with the argument that only transaction costs would be foreseeable from a breach of the forbearance. So there is no testimony that addresses the effect on damages of differing interpretations of the forbearance.

         I will, however, agree with Government counsel that if their interpretation of this forbearance is correct, all damages in this case go away except for the damages related to the separate breach of the subdebt commitment. Now, like I say, this was not a subject at trial.
         The Government objects to our interpretation --

         JUDGE DYK: So you agree that if their contract interpretation is right, you lose?

         MR. TAURMAN: We don't agree that -- if their contract interpretation is right, --

         JUDGE DYK:  Yes.

         MR. TAURMAN: -- the only damages left in this case are the subdebt damages, because it is based on a separate contractual commitment. This is a really important point to us, Your Honor.

         JUDGE DYK:  Okay.

         MR. TAURMAN: And we think Judge Smith was right; we think the contract is unambiguous. We think it is unambiguous because the Government's interpretation is not reasonable because their interpretation of an on again/off again capital requirement for Bank United is in irreconcilable conflict with the dividend part of the forbearance, which is in the next sentence. You can't have a situation -- a system would make no sense if you had a capital requirement that was higher than the requirement that you have to have for dividends, because dividends take capital out of the thrift. You can't have a requirement up here and say but you can pay dividends if you are down here. In fact, if you said you had that right, that right is illusory, because as soon as your capital went below the minimum requirement for the regulation, you're seized; you're not paying any dividends. So that's why we think that their interpretation, which they came up with very late in the summary judgment proceedings, is incorrect.
         We also think it doesn't comport with the purpose of the contract as found by the trial judges; it does not comport with the performance of the contract. The parties agreed that this subdebt issuance theory was not correct because after the subdebt issued in May of 1989, the parties agreed that the capital plan was still in effect; and this was covered in our reply brief.
         Let me say that --

         CHIEF JUDGE MAYER: I think that is the extent of your time, sir. Thank you.
         MR. TAURMAN:  Thank you.

         CHIEF JUDGE MAYER:  Ms. Davidson?

         MS. DAVIDSON: First with respect to CalFed. and LaSalle, obviously the LaSalle court cannot overrule this Court in CalFed., and to the extent that this Court's decision in CalFed. was based upon the facts of CalFed., the facts here are the same. In both cases the thrifts raised outside capital, incurred transaction costs, paid actual dividends, and, you know, presumably earned profits on the capital that was infused. The similarity of LaSalle to this case is really with respect to their claim for recovery based on a hurdle rate, which the court in LaSalle clearly rejected.
         Now, I am corrected by my colleagues that, and as Mr. Taurman said, the trial court did not allow any testimony at trial concerning the damage effect of our interpretation of the contract because that issue was resolved on summary judgment. But I appreciate his concession that if our interpretation is correct, then that would eliminate all of their damages claims except the subdebt claim, and we do not contest that award.
         Now, we think our interpretation is the only correct one not only because all five regulators who participated in the negotiations provided sworn affidavits that our interpretation was the only interpretation ever discussed, ever considered, and the only one consistent with regulatory policy, but also because our interpretation is the only one that makes sense in the entire agreement. The Plaintiffs' interpretation would completely eliminate any meaning, any purpose of four other provisions of the forbearance, and they have never ever provided any example of a situation where any of those four provisions would ever have any meaning or effect if their interpretation is correct. Their interpretation would read out of the forbearance four separate provisions. Our interpretation gives meaning to the entire forbearance and, therefore, it is most reasonable.
         Now, on remand -- excuse me, on summary judgment the trial court initially concluded that our interpretation made sense as a matter of regulatory policy, but the Plaintiffs had cited to an examination report that appeared to support their interpretation. On reconsideration we explained that that examination report, although it was prepared at a time when our interpretation would mean that they aren't entitled to these lower capital levels, that it was based upon an examination that occurred months earlier, when, even under our interpretation, the lower capital levels were in effect. So the examination report, more specifically, was prepared at a time before the subdebt was infused into the thrift, so the lower capital levels were in effect under paragraph 2 of the forbearance, but it was issued much later.
         When we explained that to the trial judge and pointed out the five affidavits that supported our interpretation, the trial judge then decided that the forbearance was unambiguous and, therefore, he couldn't look at any parole evidence beyond the four corners of the forbearance. We think that was clear error; that any interpretation that reads four out of the five provisions out of the forbearance is, at a minimum, ambiguous; and given that our evidence was the only evidence that supported an interpretation and our interpretation was reasonable, we think that it should have been adopted. And, ... I have more time.
         Mr. Taurman claims to be invoking the principle of expectancy damages. The basic principle of expectancy damage is that it would put the nonbreaching party in the same position it would have occupied had there been no breach. But none of the Appellants' claims would do that. Rather, their claims would put them in a much better position than if there had been no breach. For example, their claim for cost for the $35 million transfer would give them the $35 million, which they still have, plus their alleged earnings on the $35 million, with no deduction for their actual earnings on the $35 million. Similarly, their claim for the dividends on the 1992 capital raising would restore to them all the dividends that they paid even though they got $85 million in what they admit was a fairly priced exchange when they raised the capital, and with no deduction, which, of course, this Court did require in LaSalle, for the benefits of having that capital.
         Since they paid 10 percent on their dividends and their actual return on equity was 24 to 28 percent, obviously their returns on that $85 million would have exceeded the 10 percent they were paying in dividends. So their claims --

         JUDGE MAYER:  Thank you very much.  The case is submitted.

                                                                    Exhibit 99.3
                                                                    ------------


                 NOTE: Pursuant to Fed. Cir. R. 47.6, this order

               is not citable as precedent. It is a public order.


             UNITED STATES COURT OF APPEALS FOR THE FEDERAL CIRCUIT

                                 02-5132, -5137

                         BANK UNITED, BANK UNITED CORP.,
                           and HYPERION PARTNERS L.P.,

                             Plaintiffs-Appellants,

                                       v.

                                 UNITED STATES,

                           Defendant-Cross Appellant.

                                    ON MOTION


Before MAYER, Chief Judge, DYK and PROSE, Circuit Judges.
              -----------                 --------------

                                      ORDER
                                      -----

         Bank United, et al. move for leave to file a post-argument clarification, with the post-argument clarification attached, concerning two matters addressed at oral argument on May 7, 2003. The United States has not yet responded, but intends to do so.
         Upon consideration thereof,
         IT IS ORDERED THAT:
         The motion is denied.
                                                     FOR THE COURT



May 28 2003                                          /s/: Jan Horbaly
-----------                                          ---------------------------
   Date                                              Jan Horbaly
                                                     Clerk


cc:    Walter B. Stuart, Esq.
       David M. Cohen, Esq.

                                                                    [file stamp]

                                                                    Exhibit 99.4
                                                                    ------------


                               NOS. 02-5132, -5137
             UNITED STATES COURT OF APPEALS FOR THE FEDERAL CIRCUIT
                          -----------------------------
                         BANK UNITED, BANK UNITED CORP.,
                           AND HYPERION PARTNERS L.P.,

                             PLAINTIFFS-APPELLANTS,
                                       V.
                                 UNITED STATES,
                           DEFENDANT-CROSS APPELLANT.
                          -----------------------------

             APPEALS FROM THE UNITED STATES COURT OF FEDERAL CLAIMS
                                  IN 95-CV-473,
              JUDGE JAMES T. TURNER AND SENIOR JUDGE LOREN A. SMITH

                          APPELLANTS' MOTION FOR LEAVE
                       TO FILE POST-ARGUMENT CLARIFICATION

         Plaintiffs-Appellants hereby request leave to file the attached clarification concerning two matters addressed at the oral argument in this case on May 7, 2003. Upon review of the tape of the argument, Plaintiffs are concerned that certain statements made by counsel may have created an erroneous impression on two subjects raised in the Court's questioning. The attached clarification seeks to dispel any misapprehension that may arise from those statements.
         First, the Court asked counsel about the effect that acceptance of the Government's interpretation of the Capital Plan forbearance would have on Plaintiffs' damages claims. During her rebuttal argument, counsel for the

Government stated that the Government does not contest Plaintiffs' subdebt damages claims. We believe that concession was inadvertent because it is contrary to the position taken by the Government in its briefs, which contest Plaintiffs' claim for lost profits from the subdebt breach. Accordingly, without regard to the Court's ruling on the interpretation of the Capital Plan forbearance, there is an issue on appeal concerning Plaintiffs' subdebt damages. Moreover, Plaintiffs wish to clarify that while acceptance of the Government's interpretation of the Capital Plan forbearance would eliminate their damages claims based on the trial court's interpretation of the forbearance (which claims do not include the damages from the separate subdebt breach), an issue would still remain whether Plaintiffs suffered damages based on the Government's narrower interpretation of the forbearance. The question of Plaintiffs' damages under the Government's interpretation of the Capital Plan forbearance has not been litigated because of the summary judgment on liability rejecting the Government's interpretation, and Plaintiffs do not concede that no breach damages would arise under the Government's interpretation.
         Second, the Court asked counsel whether there was evidence as to what it would have cost to borrow the $35,338,988 of replacement equity capital that Bank United Corp. (formerly USAT Holdings Inc.) paid into Bank United in 1990-1991. Plaintiffs' counsel's answer to that question was incomplete, in that the answer did not point out the existence of substantial evidence at trial concerning (1) borrowing costs outside Bank United generally in 1989-1992, (2) contractual limits on Bank United Corp.'s ability to borrow additional funds after issuance of its senior notes in September 1990, and (3) the placing and pricing of equity at Bank United Corp. and Bank United from 1989 to 1992.
         Accordingly, Plaintiffs respectfully request leave to file the attached Plaintiffs' Post-Argument Clarification.
         Counsel for Plaintiffs has conferred with counsel for the Government about this Motion, and the Government does not take a position on the appropriateness of the Motion, but does intend to file a response.
         Plaintiffs' Certificate of Interest is attached.

                                                    Respectfully submitted,

                                                    /s/: Walter B. Stuart
                                                    ----------------------------
OF COUNSEL                                          Walter B. Stuart
John D. Taurman                                     VINSON & ELKINS L.L.P.
VINSON & ELKINS L.L.P.                              1001 Fannin, Suite 2300
1455 Pennsylvania Avenue, N.W.                      Houston, Texas  77002
Suite 600                                           (713) 758-1086
Washington, DC  20004
(202) 639-6650                                      COUNSEL OF RECORD FOR
                                                    APPELLANTS
David T. Hedges, Jr.
Michael C. Holmes
VINSON & ELKINS L.L.P.
1001 Fannin, Suite 2300
Houston, Texas  77002-6760
(713) 758-2676

                             CERTIFICATE OF INTEREST

         1. The full name of every party or amicus represented by counsel for Appellants is: Bank United, Bank United Corp., and Hyperion Partners L.P.
         2. The name of the real party in interest (if the party named in the caption is not the real party in interest) represented by counsel for Appellants is: Washington Mutual, Inc. is a real party in interest. Hyperion Ventures L.P., the general partner of Hyperion Partners L.P., may be considered a real party in interest. Publicly-held companies that are limited partners of, or affiliates of limited partners of, Hyperion Partners L.P. and therefore may be considered real parties in interest are AXA Group, Prudential Financial Inc., American International Group, Inc., and Masco Corp. In addition, the Bank United Corp. Litigation Contingent Payment Rights Trust may also be considered a real party in interest.
         3. All parent corporations and publicly-held companies that own 10 percent or more of the stock of the party or amicus curiae represented by counsel for Appellants are: Bank United and Bank United Corp. are part of Washington Mutual, Inc. Limited partners who contributed ten percent or more of the capital commitments to Hyperion Partners L.P. and are publicly-held companies are Prudential Financial Inc. and American International Group.

         4. The names of all law firms and partners or associates that appeared for the party or amicus now represented by counsel for Appellants in the trial court or are expected to appear in this court are:
         a. Appearing in the trial court and expected to appear on appeal:

                  Vinson & Elkins L.L.P.
                         Walter B. Stuart IV
                         John D. Taurman
                         David T. Hedges, Jr.
                         Michael C. Holmes

         b. Appearing in the trial court only:

                  Vinson & Elkins L.L.P.
                         Ky P. Ewing, Jr.
                         Alden L. Atkins
                         Karen B. Jewell
                         James A. Reeder, Jr.
                         Tegan M. Flynn
                         Joseph E. Hunsader
                         Fred I. Williams

                  Professor E. Allan Farnsworth,
                  Columbia Law School.

                               Nos. 02-5132, -5137
             UNITED STATES COURT OF APPEALS FOR THE FEDERAL CIRCUIT
                          -----------------------------
                         BANK UNITED, BANK UNITED CORP.,
                           AND HYPERION PARTNERS L.P.,

                             PLAINTIFFS-APPELLANTS,
                                       V.
                                 UNITED STATES,
                           DEFENDANT-CROSS APPELLANT.
                          -----------------------------

             APPEALS FROM THE UNITED STATES COURT OF FEDERAL CLAIMS
                                  IN 95-CV-473,
              JUDGE JAMES T. TURNER AND SENIOR JUDGE LOREN A. SMITH
                          -----------------------------
                     APPELLANTS' POST-ARGUMENT CLARIFICATION

         Plaintiffs submit this Post-Argument Clarification with respect to two issues raised by the Court during the oral argument in this case on May 7, 2003.
         1. During the oral argument, the Court inquired about the effect on Plaintiffs' claimed damages if the Government's interpretation of the Capital Plan forbearance were adopted.
         During her rebuttal argument, Government counsel correctly conceded that there was no testimony at trial about the damages that would be due under the Government's interpretation of the forbearance, because the interpretation of the forbearance was resolved in Plaintiffs' favor on Plaintiffs' motion for summary judgment on liability. See also Brief for Defendant-Cross Appellant, the
United States, filed September 30, 2002 ("USBr."), page 16 ("the damages trial
.... was predicated upon" former Chief Judge Smith's interpretation of the forbearance on summary judgment). Government counsel then stated, as conceded by Plaintiffs' counsel earlier during the argument, that acceptance of the Government's interpretation of the forbearance would eliminate the damages Plaintiffs are claiming based on the summary judgment ruling on the forbearance, but would not eliminate Plaintiffs' claim for subdebt damages, which are based on a breach that is separate from the breach of the Capital Plan forbearance.
         However, Government counsel then apparently misspoke, saying that the Government does not contest the award of the subdebt damages Plaintiffs seek.(1) That apparently inadvertent misstatement could lead the Court to the erroneous conclusion that the Court need not address Plaintiffs' subdebt damages claims.

---------------------------
(1) According to Plaintiffs' transcription of the tape of the oral argument obtained from the Clerk's office, Government counsel said the following during her rebuttal argument:

         "Now, I am corrected by my colleagues that, and as Mr. Taurman said, the trial court did not allow any testimony at trial concerning the damage effect of our interpretation of the contract, because that issue was resolved on summary judgment. But I appreciate his concession that if our interpretation is correct, then that would eliminate all of their damages claims except for the subdebt claim, and we do not contest that award." (emphasis added)

         Government counsel was apparently referring to the $4,884,283 of subdebt mitigation costs awarded by the trial court and not contested by the Government on appeal. Counsel overlooked Plaintiffs' subdebt ("one-breach") lost profits claim, which the Government has contested on appeal and which we assume the Government did not intend to concede during argument. See Appellant's Opening Brief, filed August 19, 2002 ("BUBr.") pp. 25, 54; USBr. 39; Appellants' Reply Brief, filed November 12, 2002, pp. 27-28. In its Reply Brief, the Government acknowledged that its interpretation of the Capital Plan forbearance would support "the trial court's denial of the other damages claimed by the plaintiffs, except for plaintiffs' one-breach (`sub-debt only') damages model, which is based upon the sub-debt forbearance, not the capital forbearance." Reply Brief for Defendant-Cross Appellant, the United States, filed November 26, 2002 ("USRep."), page 3 note 1.
         As indicated during oral argument, Plaintiffs agree with the quoted statement from the Government's Reply Brief concerning the damages they are seeking based on the trial court's interpretation of the forbearance. Plaintiffs wish to make it clear, however, that they do not concede that no damages would be recoverable for breach under the Government's interpretation of the forbearance. (2) Whether a

---------------------
(2) Plaintiffs' counsel's statement on rebuttal (according to Plaintiffs' transcription of the tape of the argument) that "all damages in this case go away except for the damages related to the separate breach of the subdebt commitment" breach of the forbearance as interpreted by the Government would support a claim for damages has not been litigated because of the trial court's summary judgment ruling in Plaintiffs' favor on liability. The Government has indicated, nonetheless, that under its interpretation of the Capital Plan forbearance the regulators would have been precluded from taking regulatory action against Bank United in connection with the junk bond dispute in December 1990. See USRep. 14
n.7. That dispute necessitated Plaintiffs' payment of $15,000,000 in regulatory capital into Bank United, which comprises part of the $35,338,988 of equity capital paid into Bank United after the breach. See Bank United v. United States, 50 Fed. Cl. 645, 661 (2001); BUBr. 21.
         2. With respect to the $35,338,988 in replacement equity capital paid into Bank United by Plaintiff-owners, (3) Plaintiffs' counsel was asked during oral argument whether there was evidence as to what it would have cost to borrow the $35,338,988 outside the thrift, as was done when Bank United's subdebt was restructured through the issuance of senior notes by Bank United Corp. (then named USAT Holdings Inc.), the proceeds of which were paid into Bank United as

-------------------
was meant to refer to the damages Plaintiffs currently seek based on the summary judgment on liability entered by the trial court.

(3) The three capital infusions were $4,200,000 in May 1990, $15,000,000 in December 1990, and $16,138,988 in December 1991. See 50 Fed. Cl. at 661-62.

common equity capital. (4) Plaintiffs' counsel answered that there was no evidence on what the cost would have been to borrow the $35,338,988 for payment into Bank United as equity capital. (5) While this answer is accurate, it is incomplete, because it failed to address substantial evidence in the trial record concerning (1) borrowing costs generally outside Bank United in 1989-1991, and (2) debt covenant and other contractual limitations on the ability of Bank United Corp. to

--------------------
(4) According to Plaintiffs' transcription of the tape, the exchange was as follows:

         "JUDGE DYK: We have a situation where the $35 million was raised outside the thrift, and you said that the people who put the money in expected a 20 percent return. Was there any evidence as to what it would have cost to borrow the money outside the thrift, the way it was done with the subdebt?

         "MR. TAURMAN: No, Your Honor."

(5) Government counsel was later asked about the cost of raising the $35,338,988 in replacement capital by having Bank United borrow the money (according to Plaintiffs' transcription, the question was: "But if they did establish that it cost them more to raise the $35 million outside the thrift than by having the thrift borrow the money, as a theoretical matter -- they may not have raised it properly -- as a theoretical matter, they would be entitled to that differential"). Funds borrowed by Bank United would have created a liability, not leveragable capital, for Bank United; borrowing by Bank United thus would not have mitigated the breach by supplying the regulatory capital needed to replace some of the leverage capacity taken away by the breach. See BUBr. 10-12, 18-19, 36-37. The subdebt Bank United issued in May 1989, although a liability, was counted as regulatory capital pursuant to a contractual commitment the regulators made to Plaintiffs. FIRREA broke that promise by disallowing a thrift's subdebt as regulatory capital. See 50 Fed. Cl. at 650. As to Bank United's borrowing costs, the pertinent pages of JX-7 cited by Plaintiffs' counsel during the argument are pages 16 ("Use of Proceeds"), 21 (line for FHLB advances), and F-22 (Note 12).

borrow more money after issuance of its senior notes in September 1990, and
(3) the placing and pricing of equity, common or preferred, at Bank United Corp. or Bank United from 1989 to 1992, see 50 Fed. Cl. at 660 & n.15. Plaintiffs wish to avoid any implication from the oral argument that such evidence was not presented at trial or would be unavailable in the record in the event the evidence would be useful to the Court.

                                                         Respectfully submitted,

                                                         /s/: Walter B. Stuart
                                                         -----------------------
OF COUNSEL                                               Walter B. Stuart
John D. Taurman                                          VINSON & ELKINS L.L.P.
VINSON & ELKINS L.L.P.                                   1001 Fannin, Suite 2300
1455 Pennsylvania Avenue, N.W.                           Houston, Texas  77002
Suite 600                                                (713) 758-1086
Washington, DC  20004
(202) 639-6650                                           COUNSEL OF RECORD FOR
                                                         APPELLANTS
David T. Hedges, Jr.
Michael C. Holmes
VINSON & ELKINS L.L.P.
1001 Fannin, Suite 2300
Houston, Texas  77002-6760
(713) 758-2676

                             CERTIFICATE OF SERVICE
                             ----------------------

         I hereby certify that on this _____ day of May 2003, I caused a copy of Appellants' Motion for Leave to File Post-Argument Clarification and Appellant's Post-Argument Clarification to be served by hand delivery upon:

         David M. Cohen, Esq.
         Jeanne E. Davidson, Esq.
         John J. Hoffman, Esq.
         Commercial Litigation Branch
         Civil Division
         Department of Justice
         Attn:  Classification Unit, 8th Floor
         1100 L Street, N.W.
         Washington, D.C.  20530

                                                    ----------------------------
                                                    John D. Taurman


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